EXHIBIT 99.2

For further information contact
John Weatherly, CFO 1-800-451-1294

FOR IMMEDIATE RELEASE

Callon Petroleum Company Announces
Election of New Director

     Natchez, MS (August 3, 2004) — Callon Petroleum Company (NYSE: CPE/CPE.PrA) announced today that L. Richard Flury has been elected to its Board of Directors, effective July 30, 2004.

     A graduate of the University of Victoria (Canada), Flury, age 57, spent over 30 years with Amoco Corporation, and later, BP plc, from which he retired as chief executive, Gas and Power and Renewables on December 31, 2001, a position he had held since June of 1999.

     Prior to Amoco’s merger with BP, which was announced in August 1998, Flury had served in various executive positions and was chief executive for Worldwide Exploration and Production and executive vice president of Amoco Corporation at the time of the merger.

     Currently, he is a member of the Board of Directors of the Questar Corporation and the Chicago Bridge and Iron Company, N.V., and serves as a Trustee of Thunderbird — The Garvin School of International Management.

     “Richard brings a wealth of oil industry knowledge to our Board,” notes Fred Callon, chairman and chief executive officer, “and we look forward to his valuable input as we continue to grow our company.”

     Callon Petroleum Company has been engaged in the exploration, development, acquisition and operation of oil and gas properties in the Gulf Coast region since 1950. Callon’s properties and operations are geographically concentrated in the offshore waters of the Gulf of Mexico.

     This news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors.

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